Exhibit 99.1

FOR IMMEDIATE RELEASE

JEFFERIES AND MASSMUTUAL’S BABSON CAPITAL
PARTNER TO OPERATE MIDDLE MARKET FINANCE COMPANY

Senior Lending Capability Enhances Jefferies’ Ability to Serve Mid-Sized and Growing Companies

NEW YORK, October 7, 2004 — Jefferies Group, Inc. (NYSE: JEF) today announced that the firm and Babson Capital Management LLC (“Babson Capital”) have formed a joint venture to offer senior loans to middle market and growth companies.

Jefferies Babson Finance LLC will be capitalized initially with $250 million in equity commitments, provided equally by Jefferies Group, Inc. and Babson Capital’s parent, Massachusetts Mutual Life Insurance Company (“MassMutual”), and will be leveraged appropriately. Loans are expected to be originated primarily through the investment banking efforts of Jefferies & Company, Inc., the principal operating subsidiary of Jefferies Group, Inc., with Babson Capital providing primary credit analytics and portfolio management services.

“We are very excited to launch Jefferies Babson Finance, which rounds out Jefferies’ investment banking franchise by offering middle market and growth companies this one additional critical service,” said Richard B. Handler, Chairman and Chief Executive Officer of Jefferies. “Our partnership with Babson Capital in this endeavor continues Jefferies’ longstanding and mutually beneficial relationship with the firm and MassMutual.”

“Jefferies Babson Finance expects to respond to the senior leverage needs of middle market companies, a segment of the market to which Babson Capital is particularly interested in broadening its exposure,” said Roger Crandall, Head of Corporate Securities Group for Babson Capital and board chairman of Jefferies Babson Finance. “Our participation in the joint venture is a reflection of our positive, long-standing relationship with Jefferies, and the attractiveness of bringing the loan product to their established and growing client base.”

Carl Toriello will serve as Senior Managing Director and Head Loan Officer of Jefferies Babson Finance. Mr. Toriello has over thirty years of credit and lending experience, most recently serving as Senior Vice President and New York Group Leader of GE Commercial Finance. He previously held senior positions with Heller Financial, CIT Group and Citicorp. Mr. Toriello will be supported by a full-time, dedicated team of loan structuring and underwriting professionals.

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Jefferies’ commitment to Jefferies Babson Finance will be funded from available cash as the business develops over a two- to three-year period. Jefferies expects to account for its 50% interest in Jefferies Babson Finance on the equity method of accounting. In addition, origination and syndication fees earned by Jefferies’ investment banking effort will be recorded as a component of investment banking revenue.

Jefferies, a leading investment bank for mid-sized and growing companies, has more than 250 investment banking professionals and greater than $1 billion in total annual revenues, over $300 million of which come from investment banking activities (LTM 6/04).

Babson Capital is one of the largest managers of leveraged loans and CLOs in the U.S., with more than $6.5 billion of loans under management.

About Babson Capital

Babson Capital’s roots trace back to two entities, David L. Babson Company Inc., an equity investment manager established in 1940, and the Investment Management Division of MassMutual, founded in 1851. Babson Capital manages approximately $84 billion for institutional and retail investors in the U.S. and abroad, as well as high net worth individuals and family offices. The firm offers a wide range of relative return, absolute return, co-investing, financing and customized mandates utilizing equity, fixed-income and derivative instruments. Based in Cambridge and Springfield, Massachusetts, the firm has six additional U.S. offices and an indirect subsidiary, Babson Capital Europe Limited, in London. Babson Capital is a member of the MassMutual Financial Group.

About Jefferies

Jefferies, a global investment bank and institutional securities firm, has served middle-market and growth companies and their investors for over 40 years. Headquartered in New York, with more than 20 offices around the world, Jefferies provides clients with capital markets and financial advisory services, institutional brokerage, securities research and asset management. The firm is a leading provider of trade execution in equity, high yield, convertible and international securities for institutional investors and high net worth individuals. Jefferies & Company, Inc. is the principal operating subsidiary of Jefferies Group, Inc. (NYSE: JEF; www.jefco.com).

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Contacts:
     Tom Tarrant
     Jefferies & Company, Inc.
     203-708-5989
     ttarrant@jefco.com

(For Babson Capital)
Geoff Smith
Compton Consulting Group
617-451-2030
geoff@comptonconsulting.com